AMENDED AND RESTATED

OPERATING AGREEMENT

OFTHE

NAVAJO TRANSITIONAL ENERGY COMPANY, LLC

This Amended and Restated Operating Agreement of the Navajo Transitional Energy Company, LLC (“Operating Agreement”) approved and adopted as of the date set forth in Article XI, but dated and effective as of the 18th day of May, 2013, is entered into by and between the Navajo Transitional Energy Company, LLC, a limited liability company duly organized pursuant to the Navajo Nation Limited Liability Company Act, 5 N.N.C. § 3600 et seq., created and enabled by Navajo Nation Council Resolution No. CAP-20-13 to act as an arm and instrumentality of the Navajo Nation and to exercise the powers therein granted, and the Navajo Nation, a sovereign, federally-acknowledged/ recognized Indian Nation or Indian Tribe.

ARTICLE I

FORMATION

A. Organization. The Navajo Transitional Energy Company, LLC (hereinafter, the “Company”) is a wholly-owned instrumentality and subordinate entity of the Navajo Nation. The Company is a single-member Navajo limited liability company, with the sole member being the Navajo Nation. The Navajo Nation shall be represented as the sole member by the Management Committee Members, which Management Committee Members are also collectively known herein as the “Management Committee,” and individually known as a “Management Committee Member” or simply as a “Member,” and the Management Committee Executive, which is also known herein as simply the “Executive.”

B. Company Operating Agreement; Effect of Inconsistencies with the Navajo Nation Limited Liability Company Act. It is the express intention of the Navajo Nation and the Company that this Operating Agreement, as it may be amended from time-to-time in accordance with its terms and Navajo Nation Council Resolution No. CAP-20-13 shall be the sole source of agreement of the Navajo Nation and the Company, and this Operating Agreement shall govern, except where inconsistent with, or different than, the provisions of Navajo Nation Council Resolution No. CAP-20-13 or the Navajo Nation Limited Liability Company Act. The Navajo Transitional Energy Company shall and will abide by all applicable criminal, civil, and regulatory laws of the Navajo Nation. To the extent any provision of this Operating Agreement is prohibited by or rendered ineffective pursuant to the Navajo Nation Limited Liability Company Act, or any other Navajo law of general applicability, such provision shall be excepted from the operation of such Act or other law. In the event Navajo Nation Council Resolution No. CAP-20-13 or the Navajo Nation Limited Liability Company Act is subsequently amended or interpreted in such a manner as to make any provision of this Operating Agreement valid that was formerly invalid, such provision shall be considered to be valid from the effective date of such interpretation or amendment and thereafter.

i.	The Navajo Nation and the Company shall be entitled to rely on the provisions of this Operating Agreement, and the Management Committee and Executive shall not be liable to the Company for any action performed or refusal to act, which was performed or refused in good-faith reliance on the terms of this Operating Agreement. The Navajo Nation and the Company agree that the duties and obligations imposed on the Navajo Nation and the Company-through its Management Committee, Members, and Executive-shall be those set forth in Navajo law, Navajo Nation Council Resolution No. CAP-20-13, and this Operating Agreement, which are intended to govern the relationship between the Navajo Nation and the Company, Management Committee, and Executive.

ii.	This Operating Agreement governs only the duties and obligations of the Navajo Nation, the Management Committee, and the Executive; and only the relationships between the Navajo Nation, the Management Committee, and the Executive. This Operating Agreement does not and shall not apply to any third-party/non-party to this Operating Agreement. Only the Navajo Nation, the Management Committee, and the Executive may be parties to this Operating Agreement.

iii.	Relationships, duties, and obligations existing between the Company through the duly authorized actions of the Management Committee and the Management Committee Executive-and third-parties (who will necessarily be non-parties to this Operating Agreement) shall be controlled and governed by contractual agreements by and between the Company, such third-parties, and such third-parties’ successors and assigns, subject to the requirement that any waiver of the Company’s immunity from suit in favor of such third parties shall satisfy all procedural and substantive requirements provided for in Article IX herein and in Navajo Nation Council Resolution No. CAP-20-13.

C. Company Name. The name of the Company shall be the “Navajo Transitional Energy Company, LLC”, and all business of the Company shall be conducted under this Company name.

i.	This requirement shall not apply to any subsidiary business associations, organizations, and affiliations organized, formed, incorporated, and operated in the promotion and furtherance of the Company’s purposes as an undisclosed principal or partially-disclosed principal.

ii.	All subsidiary business associations, organizations, and affiliations organized, formed, incorporated, and operated as an undisclosed principal or partially-disclosed principal in the promotion and furtherance of the Company’s purposes shall be wholly-owned (100% ownership interest) by the Company, the Navajo Nation (whether through its central government, its instrumentalities, or subdivisions thereof) or a combination of the Company and the Navajo Nation (whether through its central government, its instrumentalities, or subdivisions thereof) only, whether the same exist and operate as joint-ventures, or otherwise.

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D. Effective Date. This Operating Agreement shall become effective upon execution by the authorized representative(s) below, but only after approval by the Navajo Nation Council (whether in its entirety or through its duly empowered Committee(s)), certification by the Speaker of the Navajo Nation Council, and Execution by the Office of the President and Vice-President of the Navajo Nation through approval, certification, and execution of Navajo Nation Council Resolution No. CAP-20-13, approval by an affirmative vote of at least five (5) of the seven (7) members of the Management Committee; and filing of the Company’s Articles of Organization, which are attached hereto at Exhibit “A,” and this Operating Agreement with the Navajo Nation Business Regulatory Department.

E. Term. The term of the Company shall be perpetual, unless and until the Company is otherwise made a subsidiary or affiliate of an existing Navajo Nation Section 17 Corporation, or a subsidiary or affiliate of an entity associated or affiliated with an existing Navajo Nation Section 17 Corporation that is wholly-owned by the Navajo Nation Section 17 Corporation, or is otherwise merged into the federally-chartered Section 17 Corporation to be formed pursuant to 25 U.S.C. § 477, as amended, (hereinafter, the “Section 17 Company”), as such creation of the Section 17 Company and merger are allowed by Navajo Nation Council Resolution No. CAP-20-13.

i.	The Company shall perform a merger of Navajo Mine Coal Company (“NMCC”), which was formerly known as BHP Navajo Coal Company, a Delaware Corporation (also known as “BNCC”), into the Company, with the surviving entity being the Company, in accordance with Navajo Nation Council Resolution No. CAP-20-13, the Company’s Articles of Organization, and the Company’s Plan of Merger for performance of the merger of NMCC into the Company.

ii.	The Company may exist as a stand-alone entity, subsidiary of an existing Navajo Nation Section 17 Company, r may be merged, as the case may be, into the Section 17 Company with the surviving entity being the Section 17 Company in accordance with Navajo Nation Council Resolution N o. CAP- 20-13, and the Company’s Articles of Organization.

F. Management Committee Executive & Member Selections, Registered Agent, and Registered Office. The Registered Agent for service of process, and the Registered Agent’s Office shall initially be that person and location reflected in the Articles of Organization, which shall be filed with the Navajo Nation Business Regulatory Department. Thereafter, the Registered Agent for service of process, and the Registered Agent’s Office shall be the person(s) and location(s) reflected in accordance with the following:

i.	There shall be a Navajo Nation ad hoc selection committee, which shall be comprised of one or more persons from the Office of the Attorney General, the Office of the Speaker of the Navajo Nation, the Resources and Development Committee, and the Office of the President of the Navajo Nation. This ad hoc selection committee shall recruit, interview, and select the Company’s initial Management Committee Executive and Management Committee Members. The Navajo Nation’s ad hoc selection committee’s recruitment, interview, and selection of the Company’s initial Management Committee Executive, shall, if deemed appropriate by such ad hoc committee, occur first in time due to time sensitivity. Upon this selection, the Company shall properly change its Registered Agent.

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ii.	The initial Management Committee Members’ terms shall be as follows: two (2) Members’ terms shall be for two (2) years, three (3) Members’ terms shall be for three (3) years, and two (2) Members’ terms shall be for four (4) years. The seven initial Management Committee Members are Peter Denetclaw, Steven Grey, Steven Gundersen, Peter Jenkins, Tim McLaughlin, Rich Passamaneck, and Grant Wood. The Management Committee shall decide which of these members shall have two, three, or four-year initial terms, and which Management Committee members shall serve as Chairperson, Vice Chairperson and Secretary/Treasurer.

iii.	After the initial Management Committee Members’ terms have expired or lapsed, successive Members’ terms shall be staggered, and shall each be three (3) years.

iv.	After the Company has executed and closed the (“Initial Agreements”), as defined herein and as recommended by the Navajo Nation’s officials, personnel, and staff who have comprised the Navajo Nation’s Due Diligence investigation Team, and such other members of such Team from the firms of Behre Dolbear; Manatt, Phelps & Phillips; Fredericks, Peebles & Morgan; Rothstein Kass; and Pacific Economics Group as deemed appropriate, and has completed the merger of Navajo Mine Coal Company, which formerly bore the name “BHP Navajo Coal Company,” the President of the Navajo Nation shall recommend, and the Resources and Development and Budget and Finance Committees of the Navajo Nation Council shall consider and confirm, in their discretion, the selections of the initial Management Committee Members (but not the Executive) selected by the ad hoc selection committee.

v.	Thereafter, the initial Management Committee, through the Management Committee Executive, shall immediately file any necessary Change of Registered Agent, Change of Office, and Change of Address of Registered Agent documents with the Navajo Nation Business Regulatory Department, and attach the same hereto.

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vi.	Thereafter, the registered agent for service of process, and the registered agent’s office, shall be accurately listed within the Company’s Plan of Merger for performance of the merger of NMCC into the Company. The Management Committee Executive shall also promptly provide certified copies of the Change of Registered Agent, and a Plan of Merger for performance of the merger ofNMCC into the Company to the following:

	a.	The Office of the Speaker of the Navajo Nation Council;

	b.	The Office of the President and Vice President of the Navajo Nation;

	c.	The Office of the Attorney General of the Navajo Nation;

	d.	The Office of Chief Legislative Counsel; and

	e.	All other Persons with which the Company is then contracting that provide for greater than $1,000,000.00 (one-million-dollars) in sales or purchases, or other contractual obligations between the Company and such Person.

vii.		In the event the registered agent and/or the registered agent’s office changes for any reason, the Management Committee Executive shall promptly file a Change of Registered Agent document with the Navajo Nation Business Regulatory Department, attach a copy certified by the Navajo Nation Business Regulatory Department hereto; and provide a copy of the same to the following:

	a.	The Office of the Speaker of the Navajo Nation Council;

	b.	The Office of the President and Vice President of the Navajo Nation;

	c.	The Office of the Attorney General of the Navajo Nation;

	d.	The Office of Chief Legislative Counsel; and

	e.	All other Persons with which the Company is then contracting that provide for greater than $1,000,000.00 (one million dollars) in sales, purchases, or other contractual obligations between the Company and such Person.

viii.		If the Management Committee Executive fails to file a Change of Registered Agent document with the Navajo Nation Business Regulatory Department, attach a copy certified by the Navajo Nation Business Regulatory Department hereto, or provide copies to any of the Persons stated or referred to in Articles I(F)(vi) and (vii) of this Operating Agreement within thirty (30) days of any of the same events, any Member of the Management Committee may attach copies certified by the Navajo Nation Business Regulatory Department hereto; and provide copies of the same to all of the Persons stated or referred to in Articles I(F)(vi) and (vii) of this Operating Agreement,

G. Principal Office. The Principal Office of the Company shall be located within Navajo Indian Country as defined at 18 U.S.C. § 1151 at the address reflected in the Articles of Organization filed with the Navajo Nation Business Regulatory Department, and shall be kept consistent with this Operating Agreement. The Management Committee may change the Principal Office of the Company from time-to-time in accordance with Navajo Nation Council Resolution No. CAP-20-13 and make appropriate filings with the Navajo Nation Business Regulatory Department consistent with this Operating Agreement to reflect that fact.

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ARTICLE II

DEFINITIONS

For purposes of this Operating Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings;

“Articles of Merger” means the Articles of Merger approved by the Navajo Transitional Energy Company, LLC, which provide for the Navajo Transitional Energy Company, LLC’s merger of BHP Navajo Coal Company into the Navajo Transitional Energy Company, LLC, with the surviving entity being the Navajo Transitional Energy Company, LLC, and if proper pursuant to the circumstances, the Articles of Merger approved by the Navajo Transitional Energy Company, LLC, which provide for the Navajo Transitional Energy Company, LLC into the Section 17 Company, with the surviving entity being the Section 17 Company.

“Articles of Organization” means the Navajo Transitional Energy Company, LLC’s initial, amended, and restated Articles of Organization, as properly adopted and amended from time-to-time, which are filed and accepted, certified, and approved by the Navajo Nation Business Regulatory Department.

“Capital Contributions” means any contribution of capital, services, resources, or other value made by, or on behalf of, the single member, which is the Navajo Nation, to the Navajo Transitional Energy Company, LLC.

“Company” means this limited liability company, the Navajo Transitional Energy Company, LLC, formed and continued pursuant to the Navajo Nation Limited Liability Company Act, 5 N.N.C. § 3600 et. seq.

“Company Property” means any Property owned by the Navajo Transitional Energy Company, LLC.

“Contribution” means any contribution of Property made by or on behalf of-as consideration for a membership interest or as a contribution of capital to the Company; and most specifically, the funds contributed by the Navajo Nation to capitalize the Company.

“Department” means, unless otherwise made clear, the Navajo Nation Business Regulatory Department, which is within the Division of Economic Development, or its designate successor.

“Disposition” means any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other Transfer, absolute or as security or encumbrance (including dispositions by operation of law).

“Distribution” means a transfer of the Navajo Transitional Energy Company, LLC’s Company Property, money, or other benefit from the Navajo Transitional Energy Company, LLC to its sole and exclusive membership interest holder and owner, the Navajo Nation.

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“Distributional Interest” means the Navajo Nation’s interest in Distributions by the Navajo Transitional Energy Company, LLC, whether to repay principal and interest associated with the Navajo Nation’s Contribution, or otherwise.

“Initial Agreements” means the Stock Purchase Agreement for BHP Billiton Mine Management Company, Amended and Restated Four Comers Coal Supply Agreement, Four Comers 2016 Coal Supply Agreement, Mine Management Agreement, Equity Interest Purchase Agreement that may also be or have been referred to as the Agreement for Stock Purchase between BHP Billiton New Mexico Coal, Inc. and the Company, Secured Promissory Note, Cash Management Agreement, and any other agreement related to and required for the effectuation of such agreements.

“Management Committee” means the body, which shall be comprised of seven (7) Management Committee Members, that makes decisions for, and acts on behalf of, the Navajo Transitional Energy Company, LLC.

“Management Committee Executive” or “Executive” means the person who acts on behalf of and performs the functions and operations of the Navajo Transitional Company, LLC, in accordance with the Navajo Nation Limited Liability Company Act, 5 N.N.C. § 3600 et seq, and other Navajo and federal laws and regulations. The Management Committee shall hire and/or contract with a qualified Individual to act in the capacity of Executive (or General Executive) and to perform some or all the functions and operations of the Company.

“Management Committee Members” means the seven (7) individual Members of the Management Committee. These Management Committee Members are also known individually as simply the “Members,’’

“Member Representative Group” was established in accordance with Section D(30) of Navajo Nation Council Resolution No. CAP-20-13 and Article Five of Exhibit “A” thereto, the Company’s Articles of Organization, and is comprised of five (5) Member Representatives, which are one (1) Navajo Nation Council Delegate selected and approved by each of the five (5) standing committees of the Navajo Nation Council (or their successor committees). The Member Representative Group exercises oversight of the Company as an organization that is owned by the Navajo Nation and shall monitor the Company as an asset of the Navajo Nation, which shall be the sole and exclusive owner of the Company in accordance with, among others, Section D (40) Navajo Nation Council Resolution No. CAP-20-13. The Member Representative Group, however, does not exercise management or control of the Company or its business activities. At any meeting of the Member Representative Group, the Member Representatives act in their capacity as a Member Representative for the Navajo Nation.

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“Navajo Nation” means the sovereign governmental entity, institution, and federally acknowledged Indian Nation or Indian Tribe that executed the Treaty between the United States of America and the Navajo Tribe oflndians, Aug. 12, 1868, 15 Stat. 667, and is listed within, e.g., Indian Entities Recognized and Eligible To Receive Services From the United States Bureau of Indian Affairs, 74 Fed. Reg. 153, 40218 (Aug. 11, 2009), when referring to the body politic; or when referring to governmental territory, all land within the territorial boundaries of the Navajo Nation, Navajo Indian Country, and the Navajo Reservation, including, without limitation, the Navajo Partitioned Land, the Eastern Navajo Agency lands, the Alamo Chapter, the Tohajiilee Chapter, the Ramah Chapter, Navajo dependent Indian communities, including without limitation all lands within the boundaries of Navajo Chapter governments, as-well-as all lands held in trust by the United States for the Navajo Nation, or restricted by the United States or otherwise set aside or apart under the superintendence of the United States for the use or benefit of the Navajo Nation, the Navajo Tribe, any Band of Navajo Indians, or any individual Navajo Indian, and all other land over which the Navajo Nation may exercise governmental jurisdiction in accordance with Navajo, federal, or international law.

“Navajo Nation Council” means the Legislative Branch of the Navajo Nation, empowered by 2 N.N.C. §§ 1-700 (as amended 2012, approved by CO-45-12, vetoed Nov. 15, 2012, veto overridden Jan. 31, 2013).

“Navajo Nation Council Resolution No. CAP-20-13” means the Navajo Transitional Energy Company, LLC’s creating & enabling legislation.

“Navajo Nation Limited Liability Company Act” means the Navajo Nation Limited Liability Company Act, 5 N.N.C. § 3600 et seq., and all amendments thereto.

“Navajo Transitional Energy Company, LLC” is the Navajo Nation limited liability company, entity, organization, and instrumentality established, created, and organized pursuant to the Navajo Nation Limited Liability Company Act, 5 N.N.C. § 3600, et seq., which exists as a person pursuant to 5 N.N.C. § 3601(P), and which is created, enabled, and empowered pursuant to Navajo Nation Council Resolution No. CAP-20-13, and which is also known herein as the “Company.’’

“Net Income” means the Navajo Transitional Energy Company, LLC’s revenues in a given year adjusted to reflect depreciation of the Company’s assets, outstanding obligations, and liabilities, costs, and expenses associated with doing business, which is determined in accordance with generally accepted accounting principles. There shall be no Net Income until the Promissory Note defined herein has been satisfied. There shall be no Net Income until the Company has serviced the Company’s outstanding obligations, liabilities, costs, and expenses.

“Person” means any individual, corporation, business trust, estate, trust, partnership, limited liability company, association, joint venture, organization, government, governmental or political subdivision, agency, or instrumentality, or any other legal or commercial entity acknowledged pursuant to Navajo, federal, or state laws; but does not mean the Navajo Transitional Energy Company, LLC for purposes of, or references to, assessments or collections of tax, interest, or penalties.

“Proceeding” means any judicial, administrative, mediatory, or arbitral trial, hearing, or other activity; whether civil, criminal, or investigative.

“Promissory Note” the instrument for the Equity Interest Purchase Agreement that may also be or have been referred to as the Agreement for Stock Purchase between BMP Billiton New Mexico Coal, Inc. and the Company for the Company to purchase the stock of Navajo Mine Coal Company, formerly known as BHP Navajo Coal Company, a Delaware Corporation, which is referred to within the Initial Agreements as defined herein.

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“Property” means any property, real or personal, tangible or intangible (including goodwill), Including cash and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

“Record” means information that exists in a tangible medium, or that it stored in an electronic or other medium, and which is retrievable in a perceived form.

“State” means a state of the United States, a federally-acknowledged Indian Nation or Indian Tribe, the District of Columbia, the Commonwealth of Puerto Rico, or any territory or insular possession subject to the jurisdiction of the United States.

“Taxing Jurisdiction” means a Navajo Nation, federal, state, local, municipal, Chapter, or foreign government that collects tax, interest, or penalties from Persons required to pay taxes, which requirement does not apply to the Navajo Transitional Energy Company, LLC.

“Transfer” means an assignment, conveyance, deed, bill of sale, lease, mortgage, security interest, encumbrance, or gift of an asset, obligation, authorization, permit, or otherwise between Persons.

ARTICLE III

NATURE OF THE BUSINESS: POWERS & AUTHORITIES OF THE COMPANY, MANAGEMENT COMMITTEE, AND MANAGEMENT COMMITTEE EXECUTIVE

A. Purposes. The Company shall operate to support and improve the economic, financial, tax, and revenue interests of the Navajo Nation and the Navajo People through management and development of the Navajo Nation’s resources and new sources of energy, power, transmission, and attendant resources and facilities; to facilitate management of the Navajo Nation’s interests in the development of its energy portfolio and market, and to limit the Navajo Nation’s liability with respect thereto, in accordance with Section A(5) of Navajo Nation Council Resolution No, CAP-20-13, the Navajo Nation’s inherent sovereignty, the federal government’s policy of Navajo Nation self-determination and autonomous economic development and growth, and consistent with existing and future Navajo Nation environmental, labor, and resources utilization laws, regulations, orders and policies. The Company shall be empowered to control, own, operate, conduct oversight of operation, and develop energy resources, tangible and intangible property, assets, and interests within and outside the boundaries of the Navajo Nation.

The Company shall also be able to own and control leasehold interests on trust lands acquired by the Navajo Nation pursuant to the Navajo-Hopi Rehabilitation and Land Settlement Acts. Where questionable, the Company shall be understood to be empowered to operate and generate revenues to promote its purposes and interests.

Subject only to any express limitations in Navajo Nation Council Legislation No. CAP-20- 13, the Company is organized for the purposes of performing any lawful business activity, and may perform any action or function necessary, proper, advisable, or convenient for the accomplishment of the Company’s purposes; and to do all things incidental thereto or connected therewith, which are not prohibited by law or this Operating Agreement to promote the Company’s purposes and interests.

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B. Powers and Authorities of the Company. Without limiting the generality of the Paragraphs herein, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental, or convenient for the furtherance of the purposes set forth in Article III(A), including but not limited to, the power;

i.	To conduct its business, carry on its operations, and exercise the powers granted to a limited liability company organized and operating pursuant to the Navajo Nation Limited Liability Company Act, and in accordance with Navajo Nation Council Resolution No. CAP-20-13;

ii.	To control, develop, and facilitate the development of coal, gas, geothermal, solar, and other conventional, alternative, and renewable resources for power and energy;

iii.	To acquire, create, control, administer, operate, facilitate operation of, oversight, conduct oversight of operation, and develop all energy resources, facilities, infrastructure, improvements, property, assets, and interests within and outside the boundaries of the Navajo Nation (as well as on lands selected by the Navajo Nation pursuant to the Navajo-Hopi Settlement Act), that may be necessary, convenient, or incidental to the support, promotion, furtherance, and accomplishment of the Company’s interests and purposes;

iv.	To enter into, perform, and carry-out contracts of any kind necessary, in connection with, convenient, or incidental to the support, promotion, furtherance, and accomplishment of the Company’s interests and purposes;

v.	To lend, borrow, invest, and reinvest funds, whether to acquire and hold stocks, bonds, debentures, time deposits, short-term governmental obligations, commercial paper, or other similar investments and vehicles in the support, promotion, furtherance, and accomplishment of the Company’s interests and purposes;

vi.	To act as surety, guarantor, indemnitor, or endorser, and provide collateral for commercial transactions with third-parties, including affiliates of the Company;

vii.	To acquire, take, possess, and hold real and personal property for the payment and collection of funds loaned, borrowed, or invested;

viii.	To transfer real and personal property;

ix.	To borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, or other lien on the assets of the Company;

x.	To purchase, procure, and create insurance policies, indemnities, bonds, sureties, accounts, and other assurances and protections for the Company’s property, personnel, agents, actions1 and business to support, promote, further, and accomplish the Company’s interests and purposes;

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xi.	To appoint employees and agents of the Company, to define their duties, and to determine and fix their compensation;

xii.	To negotiate, enter into, execute, ratify, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge, or take any other action with respect to any lease, contract, memorandum, or security agreement in respect of or to any assets or obligation of the Company;

xiii.	To pay: collect, compromise, litigate, arbitrate, or otherwise adjust or settle any and all claims or demands of or against the Company, or to hold such proceeds against the payment of contingent liabilities;

xiv.	To make, execute, acknowledge, and file any and all documents or instruments necessary, convenient, or incidental to the support, promotion, furtherance, and accomplishment of the Company’s interests and purposes;

xv.	To exercise all other powers, and take all other actions as may be necessary, proper, advisable, convenient, or incidental to the support, promotion, furtherance, and accomplishment of the Company’s Interests and purposes and the exercise of the rights and powers described above, but only to the extent not otherwise prohibited by Navajo Nation Council Resolution No. CAP-20-13, this Operating Agreement, or applicable law;

xvi.	To receive the reversion of water Permit #2838 in accordance with paragraph 52 of Navajo Nation Council Resolution No. CAP-20-13. The Company will otherwise accept and receive a conveyance of Permit #2838 in accordance with the legislative purpose and intent of paragraph 52 of Navajo Nation Council Resolution No. CAP-20-13; and

xvii.	To create sub-divisions, sub-entities, and subsidiaries for purposes of separating and furthering the Company’s purposes as provided in paragraph 43 of Navajo Nation Council Resolution No. CAP-20-13.

C. Navajo Nation Membership Interest and Member Representative Group. The Navajo Nation as a government owns and shall own the entirety of the membership interest in the Company in accordance with Section D (30) of Navajo Nation Council Resolution No. CAP-20- 13 and Article Five of Exhibit “A” thereto, the Company’s Articles of Organization. To facilitate communications with the Navajo Nation as the sole membership interest holder and owner of the Company, the Navajo Nation Council will establish a “Member Representative Group” consisting of five (5) Member Representatives, to be composed of one (I) member from each of the five (5) standing committees of the Navajo Nation Council (or their successor committees). The Member Representative Group shall exercise oversight of the Company as an organization that is owned by the Navajo Nation and shall monitor the Company as an asset of the Navajo Nation. The Member Representative Group, however, does not exercise management or control of the Company or its business activities. The Company’s Management Committee shall exercise management and control of the Company’s activities on behalf of its owner, the Navajo Nation pursuant to, among other provisions, Sections A (3) and (5) of Navajo Nation Council Resolution No. CAP-20-13 and Article Five of Exhibit “A” thereto, the Company’s Articles of Organization. It is understood by the Company and the Navajo Nation that each standing committee will select and designate to the Member Representative Group a Member Representative. At any meetings of the Member Representative Group, the Member Representatives shall, in all instances, act solely in their capacity as a Member Representative for the Navajo Nation, and shall subordinate their personal and political interests as members of the Navajo Nation Council to those of the Company and of the Navajo Nation as a whole. The Member Representative Group, however, does not exercise management or control of the Company or its business activities.

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i.	Authorities and Functions of the Member Representative Group. The Member Representative Group shall receive annual and other financial and operational reports from the Management Committee and/or the Management Committee Executive under delegation of authority. The Member Representative Group shall also serve as the primary point of contact between the Company and the Navajo Nation Council to communicate the status, progress, plans, objectives, and needs of the Company to the Navajo Nation Council. The Member Representative Group is understood to have the authority to remove any Management Committee Member for cause by majority vote of the Member Representative Group at a duly called meeting set for the purpose of considering such removal. In accordance with Sections A(3), A(5) and D(30) of Navajo Nation Council Resolution No. CAP-20-13 and Article Five of Exhibit “A” thereto, the Company’s Articles of Organization, the Membership Representative Group, as defined herein, exists to exercise oversight of the Company as an organization that is owned by the Navajo Nation, and monitors the Company as an asset of the Navajo Nation. The Member Representative Group, however, does not exercise management or control of the Company or its business activities. Instead, the Management Committee exercises the management and decision-making roles in the Company, such roles being the sole prerogative of the Management Committee and/or the Management Committee Executive under delegation of authority. Although the Management Committee is to consult with the Member Representative Group pursuant to Section D(3) of Navajo Nation Council Resolution No. CAP-20-13, and consistent with Article Five of the Company’s Articles of Organization, in no event does the Member Representative Group act in any manner to impair the effectiveness, in whole or in part, of any contractual or other obligation of the Company.

ii.	Annual Meeting. The annual meeting of the Member Representative Group shall be held on the first Tuesday in June, beginning with the year 2013, at the hour of 10:00 a.m., or at some other day and time specified by the Management Committee Executive for the purpose of the transaction of any matters that may properly come before said meeting. The Chairperson of the Management Committee or the Management Committee Executive in his or her absence shall preside over such Annual Meeting and any other meeting of the Member Representative Group. The Company shall make its annual report to the Member Representative Group at the annual meeting.

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iii.	Special Meetings. Special meetings of the Member Representative Group may be called by the Management Committee or the Management Committee Executive and shall be called by the Management Committee Executive at the request of the Speaker of the Navajo Nation Council on behalf of the Member Representative Group. Special meetings shall require advance written notice stating the place, day and hour of the meeting, the purpose or purposes for which the meeting is called, the circumstances constituting any emergency, and an agenda of items that are intended to be discussed at such special meeting. Such notice shall be delivered not less than ten (10) nor more than thirty (30) days before the date of the meeting, either personally, by regular mail, or by verifiable electronic transmission, to each of the Member Representatives.

iv.	Location of Meetings. Meetings of the Member Representative Group shall be held at such places, within or outside of the Navajo Nation, as shall be specified in the respective notices thereof.

v.	Quorum; Matters to be Discussed. At all meetings of the Member Representative Group, only those matters identified in the notice of the meeting may be discussed and/or decided by the Member Representatives present. At all meetings of the Member Representative Group, the presence of a minimum of three (3) of the confirmed Member Representatives shall be necessary and sufficient to constitute a quorum for any transaction of business. Subject to the presence of a quorum, the vote of a simple majority of Member Representatives present shall carry and decide any issue or question properly before the Member Representative Group.

D. Management Committee’s Authorities, Duties, Responsibilities, Incidental Powers, and Qualifications. The Management Committee shall have all the authorities and responsibilities of general management, and oversight over the Company, as a Board of Directors has over a Corporation.

i.	Authorities. Without limiting the generality of the foregoing, the Management Committee as a whole and through its Members and the Management Committee Executive may recommend, duly consider, and by a majority of the Management Committee Members take action on behalf of the Company that is necessary, convenient, or incidental to the support, promotion, furtherance, and accomplishment of the Company’s purposes and interests, including actions;

	a.	To approve, subject to any agreements previously entered into by the Company, the negotiation, entry, execution, ratification, renegotiation, extension, renewal, termination, modification, amendment, waiver, acknowledgement, endorsement, performance, or any other action with respect to any lease, contract, memorandum, agreement (including security agreements and pledges), or instrument of any kind, including without limitation the Initial Agreements;

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b.	To approve and make possible major acquisitions and divestitures by the Company, for example, the partial or full disposal of Company assets through sale, exchange, or bankruptcy;

c.	To approve and make possible the sale, exchange, or other disposition of all or substantially all of the Company Property other than in the ordinary course of the Company’s business;

d.	To approve and make possible the selection, appointment, re-appointment, admission, removal, replacement, substitution, and/or confirmation of the persons to serve as Management Committee Members upon expiration or termination of the terms of the initial Management Committee Members appointed pursuant to Article I, and the Management Committee Executive, generally;

e.	To approve and make possible the acquisition of all (I 00%) of the NMCC’s shares of stock;

f.	To approve and make possible the merger of NMCC into the Company;

g.	To approve and make possible the administration, performance, operation, oversight, development, use, and representation of NMCC’s assets, rights, obligations, liabilities, and interests vested with such entity prior to its merger into the Company;

h.	To approve and make possible the administration, performance, operation, oversight, development, use, and representation of the Company’s assets, rights, obligations, liabilities, and interests vested with the Company prior to any merger;

i.	To approve and make possible the initiation of an insolvency proceedings for the Company, or any Proceedings that may otherwise cause the Company to voluntarily become a debtor pursuant to the United States Bankruptcy Code;

j.	To approve make possible the acquisition, creation, control, administration, operation, oversight, and development of property and assets from and by any Persons as the Management Committee Members may recommend, the Management Committee may thereafter duly consider, and a majority of the Management Committee Members may thereafter approve;

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k.	To approve and make capital expenditures related to the support, promotion, furtherance, and accomplishment of the Company’s interests and purposes;

I.	To approve and make possible the creation, acquisition, purchase, ratification, investment, reinvestment, issuance, extension, modification, assignment or any other Transfer, collection, control, execution, confirmation, performance, and termination of bonds, stocks, debentures, sureties, loans, lines of credit, securities, pledges, time deposits, short-term governmental obligations, commercial paper, or other similar investments, vehicles, and instruments for the Company to acquire assets and benefits, take-on obligations, and leverage its value;

m.	To approve and make possible participation in partnership agreements, joint ventures, and other business associations or organizations ofany kind with any Person(s) or business(es) deemed necessary and appropriate to support and promote the Company’s purposes;

n.	To approve and make possible the institution, prosecution, defense, and participation in any actions or Proceedings in the Company’s name, or in the representation of the Company’s interests;

o.	To approve indemnification of the Company’s Management Committee Members, Management Committee Executive, personnel, agents, affiliates, parties in privity with the Company, or any other Person where necessary, desirable, appropriate, or convenient to support and promote the Company’s interests and purposes;

p.	To the extent there is available Net Income, to make Distributions of Net Income periodically to the Navajo Nation in accordance with the provisions of this Operating Agreement and Navajo Nation Council Resolution No. CAP-20-13;

q.	To approve and make possible the location or relocation of the Principal Office, primary place of business, or other offices and spaces used for the Company; and

r.	To approve waivers of the Company sovereign immunity and any defense that applicable law requires exhaustion of tribal judicial or administrative remedies (the “Exhaustion Defense”) in accordance with Navajo Nation Council Resolution No. CAP-20-13 and the Articles or Organization, terms, provisions, and conditions of Article IX of this Operating Agreement.

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ii.	Duties and Responsibilities. In discharging its duties, the Management Committee and its Members shall:

	a.	Be subject to and fulfill the obligation of good faith and fair dealing pursuant to § 3658(D) of the Navajo Nation Limited Liability Company Act, in accordance with the applicable commercial standards by which the performance of these obligations is to be measured;

	b.	Have the rights and responsibilities of directors of similar for-profit private companies pursuant to general corporate law or policy, unless those rights and responsibilities are inconsistent with Navajo Nation law, the Articles of Organization, or this Operating Agreement. Those rights and responsibilities shall be pursued and exercised in accordance with the primary purpose of the Company, and to create and increase corporate profit and member gain;

	c.	Rely in good faith upon the Records required to be maintained pursuant to this Operating Agreement, and upon such information, opinions, reports, or statements of any of the Company’s agents, or by any other Person, as to matters the Management Committee reasonably believes are within such other Persons’ professional or expert competence, and who have been selected with reasonable care by or on behalf of the Company. This includes information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits, or losses of the Company; or any other facts pertinent to the existence and amount of assets from which Distributions to the Navajo Nation and third-parties might properly be paid;

	d.	Provide leadership to accomplish these goals in two (2) basic ways, decision-making and oversight;

	e.	Focus on policies, strategic goals, and actions taken (often by resolution) on specific matters of singular significance to the Company, such as changes in this Operating Agreement, authorization of dividends, mergers, major new directions, and capital investments;

	f.	Formulate, review, monitor, and amend, as appropriate, fundamental operating, financial, and other business plans, strategies, and objectives;

	g.	Select and fix the compensation of the Management Committee Executive, including any bonuses and other incentives;

	h.	Evaluate the performance of the Management Committee Executive on a periodic basis;

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	i.	Remove and/or replace the Management Committee Executive;

	J.	Approve and implement succession plans for the Management Committee Executive;

	k.	Evaluate the performance of the Company, and take action, including changing corporate plans, strategies, and objectives to improve such performance;

	l.	Adopt, implement, and amend policies of professional conduct, and monitor compliance with those policies and with applicable laws and regulations;

	m.	Adopt, implement, and amend policies concerning as the adequacy of accounting, auditing, and other financial and internal controls;

	n.	Review the process of providing appropriate financial and operational information to decision makers;

	o.	Evaluate the overall effectiveness of the Management Committee, Management Committee Members, and the Management Committee’s composition;

	p.	Promulgate and enforce policies and standards applicable to the Management Committee Members’ conduct and performance; and

	q.	Comply at all times with the duties of a fiduciary with respect to the Company, including without limitation the duties of care, loyalty, and candor, and avoid any and all transactions or activities that may constitute, cause, or appear to be a conflict of interest, self-dealing, usurpation of business opportunities otherwise available to the Company, or other conduct that may reasonably create an appearance of impropriety.

iii.	Incidental Powers. In fulfilling its duties, the Management Committee or its authorized representative(s) shall have the following rights and powers;

	a.	To have reasonable access to the Company’s Management Committee Executive, personnel, agents, affiliates, and legal counsel;

	b.	To inspect on reasonable notice under the circumstances the Company’s books and Records, other relevant data, and the facilities during regular business hours, with notice to the Management Committee Chairperson and the Management Committee Executive, and with due regard for the proper functioning of the Company;

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	c.	To be given, reasonable notice of all meetings in which the Management Committee Member is entitled to participate, and to be provided copies of the minutes of the Management Committee meetings, and all such rights are accompanied by a duty not to disclose or to misuse such information;

	d.	To conduct and oversee appropriate due diligence investigation, including without limitation background checks on any person nominated and/or confirmed or seated as a Management Committee Member, provided that the same is to ensure compliance with the requirements of this Article IIl{D)(iv); and

	e.	To refuse to seat any person nominated and confirmed to the Management Committee in violation of the above requirements, or who refuses to cooperate reasonably in any due diligence investigation, or who violates the above requirements after having been seated, in which case such person shall be deemed to have been properly refused or removed for cause, and the Management Committee shall so notify the following:

	1.	The Company’s in-house and external legal counsel; and

	2.	The Member Representative Group.

iv.	Qualifications. The Management Committee and each Management Committees Member shall have substantial knowledge, understanding, and competency in the energy industry; with particular knowledge, understanding, and competency in coal and solar resources for power and energy; and the Management Committee as a whole shall possess:

	a.	Substantial knowledge, understanding, and competency in gas, geothermal, wind, and other conventional, alternative, and renewable resources for power and energy;

	b.	Management experience in the energy industry;

	C.	Substantial economics, management, disciplines; knowledge, understanding, and competency in corporate finance, accounting, law, business engineering, geophysics, geology, or similar

	d.	Substantial knowledge, understanding, and competency in mining, production of coal, and mechanics of coal mining operations;

	e.	Substantial knowledge, understanding, and competency of coal mining operations within Navajo Indian Country;

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f.	At least a bachelor’s degree from a recognized and accredited four-year institution of higher learning; with advanced degrees being preferred; and

g.	A majority of at least four (4) Management Committee Members being enrolled members of the Navajo Nation.

Furthermore, no Member of the Management Committee shall or may:

h.	Be a public official of the Navajo Nation as defined in 2 N.N.C. § 3743(S), as amended, including without limitation Navajo Nation Council delegates, Chapter officials, grazing committee members, commissioners, land board members, farm board members, or school board members or be any other official, commissioner or otherwise of the Navajo Nation government;

i.	Be an employee, official, commissioner or otherwise, of the federal government, any state, any county, or any municipality;

J.	Be a person who has been convicted or entered a plea of nolo contendere to any felony or misdemeanor involving dishonesty or moral turpitude, extortion, embezzlement, theft, violation of fiduciary duty, bribery, perjury, or fraud in any court;

k.	Be a person who violates the requirements of the Navajo Nation Ethics in Government Law Act, 2 N.N.C. § 3741 et seq., as amended, provided any such violation shall be limited to the last ten ( I 0) years of such person’s history; or

I.	Be a person who has declared bankruptcy or been adjudicated bankrupt or insolvent; has sought appointment of a receiver, trustee, or similar official for all or any substantial part of his or her assets; has made a general assignment for the benefit of creditors; or has been the subject of a Proceeding commenced by others in the nature of bankruptcy or insolvency that either has resulted in an order of relief against such person or, if pending, has remained undischarged, undismissed, or unbonded for a period of sixty (60) days.

E. Meetings of the Management Committee. Regular, special, or emergency meetings of the Management Committee shall be held at such places, within or outside of the Navajo Nation, as shall be specified in the respective notices thereof. Meetings of the Management Committee shall occur on such dates as the Management Committee or a majority of the Management Committee Members may deem advisable, and upon no less than ten (10) days’ notice to the Management Committee Members.

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i.	Special or Emergency Meetings. Special or emergency meetings of the Management Committee may be called with less than ten (10) days’ notice provided to the Management Committee Members, with the reason for the special or emergency meeting being necessary, and the purpose of the transaction of any business that may come before such a special or emergency meeting, being stated in the written correspondence, which may be hard-copy and/or an electronic copy, calling for the special or emergency meeting. Special or emergency meetings of the Management Committee Members may be called by a majority vote of the Management Committee Members.

ii.	Notice of Management Committee Meetings. Notices for meetings of the Management Committee shall specify the date, time, and place of such meetings, and the purpose or purposes thereof, and, in the case of any special or emergency meeting, the circumstances deemed to constitute an emergency requiring immediate attention, such notice, shall be provided to each of the Management Committee Members, either personally, by mail, or by other reliable and verifiable means of delivery, including written electronic communication. At all meetings of the Management Committee, only matters stated in the notice of the meeting shall be discussed and decided by at least a majority of the Management Committee Members present and forming a quorum.

iii.	Quorum. At all meetings of the Management Committee, the presence of a minimum of five (5) of the seven (7) Management Committee Members shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise required under this Operating Agreement. “Presence” may be physical presence of attendance by teleconference or similar method that permits interactive communications among and between all Management Committee members at the same time.

iv.	Voting. On any issue or question presented, except as otherwise provided herein, a vote shall be taken of those Management Committee Members present, and subject to the presence of a quorum, a simple majority shall carry and decide the issue or question.

F. Management Committee Executive’s Authorities. The Management Committee Executive shall be responsible for the day-to-day operations of the Company, in accordance with the oversight of the Management Committee. The Management Committee Executive shall, subject to the approval of the Management Committee, as appropriate, exercise the following powers and authorities on behalf of the Company:

i.	The execution of all checks, drafts, notes, and other negotiable instruments, security agreements, and financing statements in the ordinary course of the Company’s business;

ii.	The negotiation, execution, renewal, ratification, termination, or modification, and performance of contracts, leases, memoranda, agreements, and instruments in the ordinary course of the Company’s business;

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iii.	The creation, procurement, licensure, development, and administration of intellectual property;

iv.	The purchase of liability and other insurance necessary for the operation of the Company and protection of the Company Property and assets;

v.	The indemnification of the Company’s Management Committee Members, Management Committee Executive, personnel, agents, affiliates, parties in privity with the Company, or any other Person where necessary, desirable, appropriate, or convenient to support and promote the Company’s interests and purposes;

vi.	The investment and reinvestment of the Company’s funds consistent with the policies adopted by the Management Committee;

vii.	The employment and supervision of employees, accountants, legal counsel, consultants, experts, and other agents to perform services for the Company;

viii.	The definition and amendment of the duties and compensation of the Company’s employees, accountants, legal counsel, consultants, experts, and other agents;

ix.	The establishment and implementation of pension plans, profit sharing and incentive plans, and benefit plans for all or any of the employees of the Company, consistent with the overall guidelines set forth by the Company’s plans and policies;

x.	The payment or contribution of donations or any other similar charitable acts that support, promote, further, and accomplish the Company’s interests and purposes, consistent with the overall guidelines set forth by Company’s policies;

xi.	The payment of reasonable compensation or additional compensation to the Navajo Nation and Navajo Nation organizations and subdivisions on account of services rendered to the Company;

xii.	The authority to expend, contract, and purchase goods and services that are included in the annual budget approved by the Management Committee;

xiii.	To delegate such authority to subordinate employees, personnel, and agents of the Company as the Management Committee Executive deems proper within the Management Committee Executive’s sole discretion;

xiv.	With prior disclosure to and in meaningful consultation with the Management Committee Chairperson, to expend unbudgeted expenditures that are deemed necessary, appropriate, and in accordance with the Company’s policies approved by the Management Committee, such spending authority may be changed by the resolution of the Management Committee from time-to-time. The Management Committee Executive must be bondable at all times, and the Company shall secure and maintain such surety and/or other bond in such amount or amounts as the Management Committee deems appropriate for such purposes;

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xv.	The payment of taxes, royalties, and fees to the Navajo Nation;

xvi.	The preparation and submission of timely tax reports and informational materials to the Navajo Nation Tax Commission, additional appropriate Navajo Nation agencies, and additional appropriate state and federal agencies; and

xvii.	The performance of all other lawful acts as may be necessary or appropriate to carry out the Company’s interests and purposes, as directed by the Management Committee.

G. Limitations on Authority of Management Committee. In addition to any other acts which may be prohibited or restricted by this Operating Agreement, Navajo Nation Council Resolution No. CAP-20-13 or the Navajo Nation Limited Liability Company Act, the prior approval of the Navajo Nation Council shall be required for any of the following:

i.	Do any act which would substantially change the business of the Company or make it difficult, not economically feasible or impossible to carry on the business of the Company;

ii.	Possess any Company property, or assign the rights of Company property, for other than a Company purpose;

iii.	Admit any Person as a member in the Company;

iv.	Exchange or Transfer all or substantially all of the assets of the Company to any other Person, whether by merger, consolidation, sale, lease or any other means, except as otherwise provided for herein or in Navajo Nation Council Resolution No, CAP-20-13; or

v.	Dissolve the Company and wind up its affairs other than as provided in Article VIII.

vi.	The Management Committee shall obtain the approval of the Member Representatives before filing any legal action against a Navajo Nation entity.

H. Liability for Certain Acts. The Management Committee Members and the Management Committee Executive shall perform their duties responsibilities in a manner reasonably believed to be in the best interests of the Company and in accordance with such standards of care, loyalty, and competence set forth in the “Fiduciary Duties and Responsibilities and Standards of Care” adopted by the Company. Neither the Management Committee Members, the Management Committee Executive nor any other agent of the Company designated in writing by the Management Committee shall be liable or accountable in damages or otherwise to the Company for any action performed or omitted in good faith on behalf of the Company within the scope of the authority conferred in or pursuant to this Operating Agreement and for a purpose reasonably believed by such Person to be in the best interests of the Company, unless such action or omission was a result of fraud or constituted willful misconduct or gross negligence.

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ARTICLE IV

ACCOUNTING & AUDITS

A. Accounting and Records. The Management Committee Executive shall maintain the following Records at the Company’s Principal Office:

i.	The full name and business address of the Company;

ii.	A copy of the Articles of Organization, and all amendments to the Articles of Organization, together with executed copies of any powers of attorney pursuant to which the Articles of Organization have been executed;

iii.	Copies of the Company’s informational income tax and other tax returns and reports (or portions of the returns of others showing the taxable income, deductions, gain, loss, and credits of the Company), if any, for the six (6) most-recent years;

iv.	Copies of this Operating Agreement, including all amendments hereto;

v.	Any financial statements or audits of the Company for the six (6) most-recent years; and

vi.	A writing or other data compilation from which information can be obtained through retrieval devices into reasonably usable formats setting forth the following:

a.	The amount of cash, and a description and statement of the agreed value of the other property or services contributed, by-and which the Navajo Nation or the Company’s affiliate has agreed to contribute; and

b.	Any right of the Navajo Nation to receive Distributions or of the Company to make Distributions, which include a return of all or any part of a Navajo Nation’s Capital Contribution or Distribution in kind.

B. Method of Accounting and Fiscal Year. The Company’s Records shall be maintained pursuant to the method of accounting and on the fiscal year as determined by the Management Committee. , The Company’s fiscal year shall end on December 31st of each year.

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C. Audit. The audit of the Company shall be conducted by an auditor as determined by the Management Committee, and such audit must be completed prior to the annual meeting of the Company. To the extent practicable, the audit of the Company shall be conducted by the same private auditor that the Navajo Nation typically uses; and to the extent possible and practicable, the audit shall be completed at the same time, or as near thereto, as the Navajo Nation’s audits are completed.

ARTICLE V

CONTRIBUTIONS

The Navajo Nation shall make the Contribution to the Company described in the Schedule of Contributions and Distributions to be agreed to and executed by and between the Navajo Nation and the Company, at the time and on the terms specified by the Navajo Nation and the Company. An interest rate set forth in the Schedule of Contributions and Distributions and any other related documents or materials shall accrue on the Contribution, and the Navajo Nation shall not have the right to withdraw or be repaid any of the Contribution, except as provided in the Schedule of Contributions and Distributions and any other related documents or materials, amendments thereof, or supplements thereto.

ARTICLE VI

DISTRIBUTIONS

A. Net Income. Subject to Articles VI(B) and (C), and X(C) below, the Company’s Net Income for each fiscal year will be allocated to the Navajo Nation’s benefit in some manner, form, or fashion; but shall be allocated in the following order: (1) repayment of the total Contribution to the Navajo Nation, which means principal and any interest for the capitalization of the Company, upon terms and conditions agreed upon by and between the Company and the Navajo Nation; (2) satisfaction of the requirement set forth in Article X(C); and (3) Distributions that may be deemed proper and appropriate from time-to-time by the Management Committee. Such allocations of the Company’s Net Income shall account for, make possible, ensure, and allow for the Company’s retention of all reserves necessary to carry on the Company’s business in a reasonably prudent manner, subject to further limitations set forth herein; within the Schedule of Contributions and Distributions and any other related documents or materials, amendments thereof, or supplements thereto; Navajo Nation Council Resolution No, CAP-20-13; or any other applicable instruments, laws, or regulations.

B. Distributions. Subject to Article VI(C) below, the Management Committee, in consultation with the Management Committee Executive, may from time-to-time determine to have the Company make Distributions to the sole Member to the extent of no more than five percent (5%) of the Company’s Net Income in a given year. Distributions may only be one-hundred-percent (100%) distributed to the Navajo Nation. Although the Management Committee and the Navajo Nation may determine a Distribution to also satisfy the requirement of Article X(C), in no event shall the Distribution exceed five-percent (5%) of the Company’s Net Income m a given year.

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C. Restrictions on Distributions. The Distributions shall not exceed five-percent (5%) of the Company’s Net-Income in any given year. No Distributions shall be made to the Navajo Nation if, after giving effect to such Distribution, the Company would (i) not be able to pay its debts as they become due in the usual course of business, (ii) breach any contractual obligation with respect to the use and/or distribution of the Company’s cash or (iii) if the Company’s total assets would be less than the sum of its total liabilities, except liabilities to the Navajo Nation on account of Contributions. Before payment of any Distribution to the Navajo Nation, there shall be set aside out of any funds of the Company, such sums as the Management Committee in its discretion and in consultation with the Management Executive, believes proper as a reserve to meet contingencies, repair or maintain any property of the Company, or for such other purpose as the Management Committee in consultation with the Management Executive believes necessary or appropriate for future operations, expenses, costs, and investments of the Company. Such determination shall account for the limitation set forth in Article VI(B) and the requirement of Article X(C).

D. Accounting Principles. The Net Income, assets, depreciations, liabilities, obligation, profits, losses, costs, and expenses of the Company shall be determined in accordance with generally accepted accounting principles; pursuant to the method of accounting, and on the fiscal year as determined by the Management Committee; which shall be applied on a consistent basis.

ARTICLE VII

DISPOSITION OF MEMBERSIDP INTEREST; ADMISSION OF ASSIGNEES, AND ADDITIONAL MEMBERS

A. Disposition. Except with regard to the contemplated merger with the Section 17 Company or in making the Company a direct subsidiary of an existing Navajo Nation owned Section 17 Corporation, the Navajo Nation’s membership interest and ownership of the Company is not transferable by the Company, either voluntarily or by operation of law; and any such purported Transfer shall be void ab initio, and of no force or effect whatsoever.

B. Admission of Assignees. The Company shall not admit or create any additional assignees whatsoever. The only options for permitted transfers of financial rights only to creditors shall be those options made available in connection with the Company’s acquisition of one hundred percent (100%) of BHP Billiton New Mexico Coal, Inc’s stock ofNMCC.

C. Admission of Additional Members. The Company shall not admit any additional members whatsoever.

ARTICLE VIII

MERGER: NO DISSOLUTION AND WINDING UP

A. Merger. The Company shall exist and operate until the Company is otherwise merged into the Section 17 Company in accordance with the Navajo Nation Limited Liability Company Act, as such creation of the Section 17 Company and merger are allowed by Navajo Nation Council Resolution No. CAP-20-13.

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B. No True Dissolution or Winding Up of the Company. Although the Company may be merged into the Section 17 Company, as allowed by Navajo Nation Council Resolution No. CAP-20-13, with the surviving entity being the Section 17 Company, or made a direct subsidiary of an existing Navajo Nation owned Section 17 corporation, the Company’s assets and affairs shall not be disposed of and wound up as in the typical dissolution and winding up. All of the Company’s assets and affairs shall pass to the Section 17 Company, without any additional disposition, distribution, or discharge being performed, or shall otherwise be held by the Company separate and apart from the parent Navajo Nation owned Section 17 corporation. If the Company is merged into the Section 17 Company, all of the assets, rights, obligations, liabilities, and interests vested in the Company shall be transferred, assigned, and vested in the Section 17 Company and, in such situation, the Section 17 Company shall be substituted for the Company in all actions proceeding or pending by or against the Company.

ARTICLE IX

CLAIMS AGAINST THE COMPANY: IMMUNITIES; LIMITED WAIVERS; LIABILITIES; AND INDEMNIFICATION

A. As conferred by Navajo Nation Council Resolution No. CAP-20-13, the Company shall have the Navajo Nation’s sovereign immunity from suit with the authority to waive such immunity and the Exhaustion Defense in conformity with the procedural and substantive requirements provided for herein and in Sections C (20) through C (23) of Navajo Nation Council Resolution No. CAP-20-13. For purposes of this Article IX, in accordance with Sections A(9) and C(20) ofNavajo Nation Council Resolution No, CAP-20-13, the phrase “immunity from suit” shall include immunity from all forms of compulsory dispute resolution including arbitration.

B. The Company is entitled to all of the privileges of the Navajo Nation, as demonstrated and conferred by inter alia Sections A(9) and A(l 0) of Navajo Nation Council Resolution No. CAP-20-13, including without limitation immunities from federal, state, and local taxes, regulation, and jurisdiction, to the same extent as the Navajo Nation.

C. The Company and its Management Committee Members, Management Committee Executive, officers, employees, personnel, and agents-while acting in their official capacities are immune from suit, except as otherwise provided in this Operating Agreement.

D. Except as otherwise expressly provided for herein or to the extent the Management Committee, exercising express authority in a manner provided for in Section A(9) of Navajo Nation Council Resolution No, CAP-20-13 or other applicable Navajo law, the Company’s property and assets are exempt from any levy or execution.

E. The Company is enabled and empowered to sue and be sued (but only to the extent and strictly subject to the limitations set forth herein and in Navajo Nation Council Resolution No. CAP-20-13), complain and defend, and participate in administrative, adjudicatory, or other Proceedings, in its name and otherwise, in the representation of its interests and to support, promote, further, and accomplish the Company’s interests and purposes.

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F. The Management Committee may specifically grant waivers of the Company’s sovereign immunity from suit and the Exhaustion Defense in Navajo Nation’s courts other courts of competent jurisdiction and may consent to participate in arbitration in, and in conformity with Sections A(9), and C(20) through C(23) of Navajo Nation Council Resolution No, CAP-20-13, and as follows:

i.	Any waiver of the Company’s immunity from suit shall be clearly and expressly defined, written and in conformity with Sections A(9), and C(20) through C(23) of Navajo Nation Council Resolution No. CAP-20-13;

ii.	Any waiver of the Company’s immunity from suit shall require at least ten (10) calendar days’ prior notice to the Office of the Speaker of the Navajo Nation Council, and the President of the Navajo Nation of the Management Committee’s intention to consider and adopt a resolution approving the transaction and/or agreement providing for any such waiver; provided that any changes to a transaction or agreement that are made after notice of the waiver is given that do not alter the provisions concerning such a waiver of sovereign immunity by the Company shall not require additional notice under this subsection;

iii.	Any recovery against the Company will be limited to the assets of the Company including without limitation leasehold interests in property owned by or held in trust for the Navajo Nation (or such portion of the Company’s assets as may be limited by the waiver or consent), and the Navajo Nation will not be liable for the payment or performance of any of the obligations of the Company, and no recourse will be had against any other assets or revenues of the Navajo Nation in order to satisfy the obligations of the Company; including assets of the Navajo Nation leased, loaned, or assigned to the Company for its use, without transfer of title;

iv.	Waivers of sovereign immunity may be granted only when necessary to secure a substantial advantage or benefit to the Company, as determined by the Management Committee in its sole discretion;

v.	Approval of any waiver of the Company’s immunity from suit shall require the affirmative vote in favor thereof at least five (5) of the Company’s seven (7) total Management Committee Members by written resolution; and

vi.	Any waiver of the Company’s immunity from suit not satisfying all procedural and substantive requirements provided in this Article IX and/or in Navajo Nation Council Resolution No. CAP-20-13 shall be voidable at the sole discretion of the Management Committee.

G. Any waiver by the Company authorized in accordance with the above paragraphs of this Article shall be in the form of a written resolution duly adopted by the Management Committee, with contemporaneous notice to the Management Committee Chairperson and Management Committee Executive. The resolution shall identify the party or parties or classes of parties (e.g., third-party suppliers or contractors with which an entity such as the Mine Manager may contract as disclosed agents for the Company) to whom the waiver is granted, the agreement or transaction for which the waiver is granted, the claims or classes of claims for which the waiver is granted, the property of the Company that may be subject to execution to satisfy any judgment that may be entered in the claim, and shall designate the arbitral forum, and the court or courts in which an action may be brought against the Company and applicable law.

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H. Nothing in this Operating Agreement, the Articles of Organization, Navajo Nation Council Resolution No, CAP-20-13, or any acts or omissions of the Company, shall be considered, interpreted, or otherwise understood to constitute any waiver of the Navajo Nation’s sovereign immunity, rights, powers, or authorities as a sovereign governmental institution, whether express or implied or otherwise create any debt, obligation, or liability for the Navajo Nation. No waiver of the Company’s sovereign immunity pursuant to this Article shall be construed as a waiver of the sovereign immunity of the Navajo Nation or any other instrumentality of the Navajo Nation, and no such waiver by the Company shall create any liability on the part of the Navajo Nation or any other instrumentality of the Navajo Nation for the debts and obligations of the Company, or shall be asserted, interpreted, implied or applied to permit or authorize any suit, arbitration or judicial process against, or the Transfer of any property of the Navajo Nation or any other instrumentality of the Navajo Nation apart from the Company’s property based on any action, adjudication or other determination of liability of any nature incurred by the Company. The acts and omissions of the Company, its Management Committee members, officers, employees and agents shall not create any liability, obligation, or indebtedness either the Navajo Nation or payable out of assets, revenues or income of the Navajo Nation, including assets of the Nation leased, loaned, or assigned to the Company for its use, without transfer oftitle.

I. Nothing In this Article, and no action taken by the Company pursuant to this Operating Agreement, shall be construed as permitting, recognizing, or granting any state any regulatory jurisdiction or taxing jurisdiction over the property or activities of the Company or its employees, officers, affiliates or agents whether located within or outside of the boundaries of Navajo Indian Country.

J. The Company shall indemnify Company’s Management Committee Members, Management Committee Executive, personnel, agents, and affiliates and the Company’s indemnification of such persons shall be to the fullest extent provided or allowed by the laws of the Navajo Nation by reason of any act or omission performed or omitted by any such person acting in good faith on behalf of the Company and in a manner reasonably believed to further the Company’s best interests and to be within the scope of authority conferred on such person by this Operating Agreement. The Management Committee may agree in a written agreement to indemnify any parties in privity with the Company or any other person where necessary, desirable, appropriate, or convenient to support and promote the interests and purposes of the Company.

K. The Management Committee Executive, on behalf of the Company, in his discretion, may advance costs of participation in any Proceeding to the indemnified Person.

ARTICLE X

MISCELLANEOUS PROVISIONS

A. Entire Operating Agreement. This Operating Agreement represents the entire agreement between the Navajo Nation and the Company and supersedes all prior and contemporaneous written or oral negotiations, correspondence, understandings, and agreements between or among the Navajo Nation and the Company regarding the subject matter above.

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B. Amendment. This Operating Agreement may be amended or modified from time-to-time only by written instrument adopted and executed by and for the Company through the Management Committee in accordance with this Operating Agreement and Navajo Nation Council Resolution No. CAP-20-13, provided, however, that any amendment to Article IX hereof shall require the affirmative vote of at least five (5) of the seven (7) members of the Management Committee.

C. Investment & Re-Investment into Renewable & Alternative Energy. Subject to satisfaction of the Company’s obligations, including without limitation its obligations under the Initial Agreements, the Company shall invest and re-invest no-less-than ten-percent (10%) of its available Net Income in a given year into the research and development of renewable and alternative sources of energy, storage, and transmission technologies and facilities.

D. Rights of Creditors and Third-Parties Pursuant to this Operating Agreement. This Operating Agreement is created and entered into by and between the Company and the Navajo Nation for the exclusive benefit of the Company, the Navajo Nation, and their successors and assignees. This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person in accordance with Article I(B)(iii). Except and only to the extent provided herein and pursuant to applicable Navajo Nation law, no such creditor or third-party shall have any rights pursuant to this Operating Agreement or any other agreement between the Company and the Navajo Nation with respect to any Capital Contribution or otherwise.

E. Severability. The invalidity or unenforceability of any particular provision of this Operating Agreement shall not affect the other provisions of this Operating Agreement, and this Operating Agreement shall be construed in all respect as if such invalid or unenforceable provision were omitted or amended to the slightest degree possible.

F. Principal Offices and Other Offices. The principal place and headquarters of business and the offices of the Company shall be located within Navajo Indian Country, as defined in 18 U.S.C. § 1151. The Company may also establish and maintain offices at such other places within and outside Navajo Indian Country as its duly authorized officers may from time to time direct, or as the activities of the Company shall require. The physical and mailing address for the initial registered agent is also the physical address for the Company’s initial principal place of business, which is:

The Navajo Nation Office of the Attorney General

Attention: Dana Bobroff, Deputy Attorney General

Bureau of Indian Affairs Club Building

Window Rock, Navajo Nation (Arizona) 86515

ARTICLE XI

EXECUTION

IN WITNESS WHEREOF, the Navajo Nation and the Company have executed this Operating Agreement on the day and year last written below:

[Signature page to follow]

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Approved and Adopted May 30, 2019 by Management Committee Resolution No. 2019- 09, but dated and effoctive as of May 23, 2013.

Timothy H. McLaughlin, Esq., Chairperson
Management Committee

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